Exhibit 99.1

HCP Names New General Counsel and Announces Executive Promotions

IRVINE, Calif. – (PRNewswire) – January 13, 2016 – HCP, Inc. (NYSE:HCP) today announced the promotion of Troy E. McHenry to Executive Vice President, General Counsel and Corporate Secretary.  Mr. McHenry will succeed James W. Mercer, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, who will retire from HCP effective February 5, 2016.  Mr. Mercer will provide consulting services until December 31, 2016, to promote a smooth transition.  Mr. McHenry most recently served as Senior Vice President – Legal, HR and Assistant Secretary, and has been with the company since 2010.  Prior to joining HCP, Mr. McHenry served as Vice President, Deputy General Counsel and Assistant Secretary at MGM Resorts International.

“Jim’s leadership and influence has positively impacted our employees company-wide,” said Lauralee Martin, HCP’s President and Chief Executive Officer.  “As part of the leadership team, he has played an integral role in advancing our significant transactions and initiatives, including the development of a talented legal team.  I know that all of our colleagues join me in recognizing Jim for his valuable contributions to HCP.”

HCP further announced that it has made additional executive promotions.  “We are proud to recognize these professionals for their leadership and commitment to HCP,” said Ms. Martin.  “This recognition demonstrates the depth of our talented management team.  Their collective industry knowledge and experience is a tremendous asset to HCP and our shareholders.”

Scott A. Anderson, Executive Vice President and Chief Accounting Officer.  Mr. Anderson has been with the company since 2009, most recently as Senior Vice President and Chief Accounting Officer.  Prior to joining HCP, Mr. Anderson spent eight years with Apartment Investment Management Company (Aimco), most recently as its Senior Vice President of Financial Risk Management.

Darren A. Kowalske, Executive Vice President – Asset Management, Senior Housing and Care.  Mr. Kowalske has been with the company since 2014, most recently as Senior Vice President – Hospital and Post-Acute.  Prior to joining HCP, Mr. Kowalske was a Principal and Managing Director of Capital Insight.  Prior to that, he was President and CEO of GE Capital Franchise Finance and served as General Manager Europe for GE Capital Healthcare Finance.

John Lu, Executive Vice President – Corporate Finance and Investments.  Mr. Lu has been with the company since 2006, most recently as Senior Vice President – Financial Planning and Investor Relations, and previously served in various roles in Acquisitions, Investment Management and Life Science.  Prior to joining HCP, Mr. Lu spent five years at Merrill Lynch in its investment banking division.

John Stasinos, Executive Vice President – International.  Mr. Stasinos has been with the company since 2003, most recently as Senior Vice President – International.  He previously served as Senior Vice President – Acquisitions and Valuations, with a primary focus on international and domestic investments in the Hospital and Post-Acute segments of HCP.  Prior to joining HCP, Mr. Stasinos was an associate with Cornerstone Research.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 30 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is recognized as a global leader in sustainability as a member of the Dow Jones and FTSE4Good sustainability indices, as well as the recipient in three of the past four years of both of the GRESB Global Healthcare Sector Leader and the NAREIT Healthcare Leader in the Light Award.  For more information regarding HCP, visit www.hcpi.com.

Source: HCP, Inc.

HCP, Inc.

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(949) 407-0400